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                                                                   EXHIBIT 99.1



                                                                       CONTACTS
                                                 At Lippert/Heilshorn & Assoc.:
                                                    Lillian Armstrong/Adam Aron
                                                                   415-433-3777

                                                                    At InSight:
                                                                      Tom Croal
                                                      Executive Vice President/
                                                        Chief Financial Officer
                                                                   714-476-0733

              INSIGHT HEALTH SERVICES CORP. COMPLETES ACQUISITION OF
                           SIGNAL MEDICAL SERVICES, INC.


     NEWPORT BEACH, CALIFORNIA, May 19, 1998 - InSight Health Services Corp. ("InSight") (NASDAQ: IHSC) today announced that the acquisition of Signal Medical Services, Inc. ("Signal") by a wholly-owned subsidiary of InSight has been consummated.

     Signal currently serves 61 customers in 11 states primarily in the Northeast and Southeast. The transaction adds 3 new states, Connecticut, Massachusetts and Vermont, to InSight's geographic coverage as well as imaging services in Florida, where InSight has an existing gamma knife facility. Signal currently operates 19 mobile MRI units, 4 mobile lithotripters, 3 fixed site MRI centers, 3 fixed site multi-modality imaging centers and 1 fixed site CT center. For the year ended December 31, 1997, Signal's revenues were approximately $21 million.

SAFE HARBOR STATEMENT

     Statements made in this news release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements that involve risks and uncertainties. It is important to note that the Company's actual results and experience with respect to operation of Signal's business could differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, developments and results of the Company's business include, but are not limited to changing regulatory environment, limitations and delays in reimbursement by third party payors, contract renewals, financial stability of customers, aggressive


                                    - MORE -

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INSIGHT HEALTH SERVICES
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competition, industry-wide market factors and other risk factors detailed in the Company's SEC filings.

ABOUT INSIGHT HEALTH SERVICES

     InSight, headquartered in Newport Beach, California, provides diagnostic imaging and information, treatment and related management services. It serves managed care, hospitals and other contractual customers in 25 US states, including five major US markets: California, the Southwest, including a major presence in Texas, the Midwest, the Northeast and the Southeast.


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